Exhibit 99.1

INVESTOR and MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS COMPLETES SALE OF SIMONTON WINDOWS

DEERFIELD, Ill. – Sept. 22, 2014 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced it has completed the sale of Simonton Windows to Ply Gem Holdings, Inc., a leading manufacturer of exterior building products in North America. Fortune Brands announced the agreement to sell Simonton Windows on August 20, 2014.

The Simonton business was sold for approximately $130 million, or roughly 10 times 2014 EBITDA. The Simonton sale is expected to reduce Fortune Brands’ second half 2014 earnings per share from continuing operations by 2 to 4 cents.

“We believe the sale of Simonton will allow us to more sharply focus on our Therma-Tru entry door and Fypon trim business and position us to further increase operating results in 2015,” said Chris Klein, chief executive officer, Fortune Brands.

Fortune Brands remains committed to owning and growing its door segment with its industry-leading Therma-Tru entry door business which is focused on the growing fiberglass segment within the entry door category. The Company expects Therma-Tru will continue to drive profitable growth with its product innovation, total door system approach and strong distribution network.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include Master Lock and Sentry Safe security products, MasterBrand cabinets, Moen faucets and Therma-Tru entry door systems. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the effects of the sale of Simonton Windows and other matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects” and similar expressions or future or conditional verbs such as “will” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors are discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date hereof.

Source: Fortune Brands Home & Security, Inc.